Exhibit 99.1

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$557,938	$614,412
Accounts receivable, net	480	260
Other receivable	27,434	—
Short-term investments	505	505
Inventory	28,224	1,043
Prepaid expenses	41,276	21,840
Other current assets	26,587	24,496
Total current assets	682,444	662,556
Property, plant and equipment, net	887,774	713,274
Right-of-use assets	126,655	—
Other noncurrent assets	39,271	26,851
TOTAL ASSETS	$1,736,144	$1,402,681
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$13,970	$17,333
Accrued compensation	24,187	16,197
Finance lease liabilities, current portion	2,572	—
Other current liabilities	159,049	151,753
Total current liabilities	199,778	185,283
Convertible preferred share warrant liability	—	2,960
Finance lease liabilities, net of current portion	3,963	—
Other long-term liabilities	164,547	38,905
Income tax liabilities	243	234
Total liabilities	368,531	227,382
Commitments and contingencies (Note 10)
CONVERTIBLE PREFERRED SHARES
Convertible preferred shares, $0.0001 par value; 437,182,072 and 400,510,507 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 437,182,072 and 362,011,991 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; liquidation preference of $4,399,174, and $3,497,913 as of June 30, 2021 and December 31, 2020, respectively	5,836,785	2,494,076
SHAREHOLDERS’ DEFICIT:
Common shares, par value $0.0001; 498,017,734 and 450,000,098 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 13,917,981 and 10,889,451 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	26,615	38,115
Accumulated deficit	(4,495,788)	(1,356,893)
Total shareholders' deficit	(4,469,172)	(1,318,777)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$1,736,144	$1,402,681

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$174	$—	$487	$8
Cost of revenue	19	(59)	104	(59)
Gross profit	155	59	383	67
Operating expenses:
Research and development	176,802	97,940	344,171	207,699
Selling, general and administrative	72,272	15,539	203,924	29,784
Total operating expenses	249,074	113,479	548,095	237,483
Loss from operations	(248,919)	(113,420)	(547,712)	(237,416)
Other income (expense), net:
Change in fair value of forward contracts	(12,382)	(3,203)	(454,546)	(8,719)
Change in fair value of convertible preferred share warrant liability	—	(57)	(6,976)	(114)
Interest expense	(30)	(1)	(35)	(10)
Other expense	(390)	(632)	(400)	(709)
Total other expense, net	(12,802)	(3,893)	(461,957)	(9,552)
Loss before provision for (benefit from) income taxes	(261,721)	(117,313)	(1,009,669)	(246,968)
Provision for (benefit from) income taxes	5	(28)	9	(100)
Net loss and comprehensive loss	(261,726)	(117,285)	(1,009,678)	(246,868)
Deemed dividend related to the issuance of Series E convertible preferred shares	—	—	(2,167,332)	—
Net loss attributable to common shareholders	$(261,726)	$(117,285)	$(3,177,010)	$(246,868)

Net loss per share attributable to common shareholders - basic and diluted	$(19.06)	$(14.10)	$(243.59)	$(30.41)

Weighted average shares used in computing net loss per share attributable to common shareholders - basic and diluted	13,728,639	8,319,168	13,042,653	8,117,746

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Unaudited

(In thousands, except share and per share data)

	Convertible Preferred Shares		Common Shares		Additional		Total
Three months ended June 30, 2021	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance as of March 31, 2021	411,875,942	$4,454,811	13,498,196	$1	$6,198	$(4,234,062)	$(4,227,863)
Net loss	—	—	—	—	—	(261,726)	(261,726)
Issuance of Series E convertible preferred shares	25,306,130	1,361,273	—	—	15,719	—	15,719
Share-based compensation related to Series E convertible preferred shares	—	20,701	—	—	—	—	—
Exercise of share options	—	—	419,785	—	950	—	950
Share-based compensation	—	—	—	—	3,748	—	3,748
Balance as of June 30, 2021	437,182,072	$5,836,785	13,917,981	$1	$26,615	$(4,495,788)	$(4,469,172)

	Convertible Preferred Shares		Common Shares		Additional		Total
Three months ended June 30, 2020	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance as of March 31, 2020	221,285,411	$1,292,190	8,186,387	$1	$17,436	$(767,096)	$(749,659)
Net loss	—	—	—	—	—	(117,285)	(117,285)
Issuance of Series D convertible preferred shares	31,201,256	200,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	21,383	—	—	—	—	—
Exercise of share options	—	—	214,087	—	290	—	290
Share-based compensation	—	—	—	—	1,010	—	1,010
Balance as of June 30, 2020	252,486,667	$1,513,573	8,400,474	$1	$18,736	$(884,381)	$(865,644)

	Convertible Preferred Shares		Common Shares		Additional		Total
Six Months Ended June 30, 2021	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance as of December 31, 2020	362,011,991	$2,494,076	10,889,451	$1	$38,115	$(1,356,893)	$(1,318,777)
Net loss	—	—	—	—	—	(1,009,678)	(1,009,678)
Repurchase of Series B convertible preferred shares	(1,333,333)	—	—	—	—	—	—
Issuance of Series D convertible preferred shares upon exercise of warrants	585,022	12,936	—	—	—	—	—
Issuance of Series E convertible preferred shares	75,918,392	3,206,159	—	—	(22,396)	(2,129,217)	(2,151,613)
Share-based compensation related to Series E convertible preferred shares	—	123,614	—	—	—	—	—
Exercise of share options	—	—	3,028,530	—	5,266	—	5,266
Share-based compensation	—	—	—	—	5,630	—	5,630
Balance as of June 30, 2021	437,182,072	$5,836,785	13,917,981	$1	$26,615	$(4,495,788)	$(4,469,172)

	Convertible Preferred Shares		Common Shares		Additional		Total
Six Months Ended June 30, 2020	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance as of December 31, 2019	190,084,166	$1,074,010	8,051,722	$1	$16,432	$(637,513)	$(621,080)
Net loss	—	—	—	—	—	(246,868)	(246,868)
Issuance of Series D convertible preferred shares	62,402,501	400,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563	—	—	—	—	—
Exercise of share options	—	—	348,752	—	323	—	323
Share-based compensation	—	—	—	—	1,981	—	1,981
Balance as of June 30, 2020	252,486,667	$1,513,573	8,400,474	$1	$18,736	$(884,381)	$(865,644)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(1,009,678)	$(246,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,738	3,292
Amortization of insurance premium	2,747	—
Non-cash operating lease cost	13,502	—
Share-based compensation	129,244	1,981
Loss on disposal of property and equipment	56	139
Change in fair value of contingent forward contracts	454,546	8,719
Change in fair value of warrants	6,976	114
Changes in operating assets and liabilities:
Accounts receivable	(220)	148
Inventory	(27,181)	(1,703)
Prepaid expenses	(11,233)	3,469
Other current assets	(2,380)	2,789
Other noncurrent assets and security deposit	(3,870)	(2,455)
Accounts payable	(11,871)	4,253
Accrued compensation	7,990	6,128
Operating lease liability	(7,742)	—
Financed insurance premium	(10,950)	—
Other current liabilities and accrued liabilities	4,522	11,752
Net cash used in operating activities	(453,804)	(208,242)
Cash flows from investing activities:
Purchases of property, equipment, and software	(206,533)	(251,090)
Proceed from sale of property, equipment, and software	19	—
Net cash used in investing activities	(206,514)	(251,090)
Cash flows from financing activities:
Payment for short-term insurance financing note	(2,747)	—
Payment for capital lease liabilities	—	(90)
Payment for finance lease liabilities	(1,364)	—
Proceeds from short-term insurance financing note	10,950	—
Repurchase of Series B convertible preferred shares	(3,000)	—
Proceeds from issuance of Series D convertible preferred shares	3,000	400,000
Proceeds from issuance of Series E convertible preferred shares	600,000	—
Proceeds from exercise of share options	5,266	323
Net cash provided by financing activities	612,105	400,233
Net decrease in cash, cash equivalents, and restricted cash	(48,213)	(59,099)
Beginning cash, cash equivalents, and restricted cash	640,418	379,651
Ending cash, cash equivalents, and restricted cash	$592,205	$320,552

[Table continued on next page]

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Six Months Ended June 30,
	2021	2020
Supplemental disclosure of cash flow information:
Cash paid for interest	$198	$12
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	$(24,661)	$29,855
Settlement of Series D convertible preferred share contingent forward contract	—	(39,563)
Conversion of Series D preferred share warrant to Series D convertible preferred share	9,936	—
Issuance of Series E convertible preferred share contingent forward contracts	2,167,332	—
Settlement of Series E convertible preferred share contingent forward contract	(2,621,878)	—
Capital contribution upon issuance of Series E preferred shares	15,719	—
Property and equipment acquired through leases	(4,437)	—
Capital leases retired upon adoption of new lease accounting standard	3,257	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

Overview

Atieva, Inc. and its wholly owned subsidiaries (collectively, “Lucid,” the “Company,” “we,” “us” or “our”) is a technology and automotive company. The Company was founded in Silicon Valley in 2007 to develop the next generation of electric vehicle (“EV”) technologies. Today, Lucid is a vertically-integrated company which (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) plans to offer a refined customer experience at our own geographically-distributed retail and service locations and through direct-to-consumer and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. On February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE:CCIV), a special purpose acquisition company or SPAC, entered into a definitive agreement for a merger that would result in the Company becoming a wholly owned subsidiary of CCIV. Upon the completion of the merger on July 23, 2021 (the “Closing”), the Company changed its name to Lucid Group, Inc. (“Lucid Group”) and effectively comprised all of CCIV’s material operations.

Liquidity and Going Concern

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through June 30, 2021, the Company has incurred operating losses and negative cash flows from operating activities. For the six months ended June 30, 2021 and 2020, the Company has incurred operating losses, including net losses of $1.0 billion and $246.9 million, respectively. The Company has an accumulated deficit of $4.5 billion as of June 30, 2021.

As of the end of June 30, 2021, the Company completed the first phase of the construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company plans to begin commercial production of its first vehicle, the Lucid Air, in the second half of 2021, along with the continued expansion of the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources are not identified and confirmed.

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company has been able to obtain debt and equity financing as disclosed in these condensed consolidated financial statements. The Company has funded operations primarily with issuances of convertible preferred shares. Upon the completion of the merger with CCIV, the Company received approximately an incremental $2.1 billion in cash from CCIV. In addition, the Company received $2.5 billion in Private Investment in Public Entity (“PIPE”) investment. As such, this business combination eliminated the substantial doubt about the Company’s ability to continue as a going concern within one year after the date the Current Report on Form 8-K/A to which this document forms an exhibit is available to be filed.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including its ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

In late 2019, a novel strain of coronavirus (COVID-19) began to affect the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. The Company’s operations have experienced disruptions, such as temporary closure of its offices, and those of its customers and suppliers, and product research and development. The Company was able to proceed with the construction of the Arizona plant while still meeting all COVID-19 restrictions and required safety measures. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the outbreak. Nevertheless, COVID-19 presents a material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results of operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Preparation

The accompanying unaudited interim condensed consolidated financial statements included herein have been prepared pursuant to instructions to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Under these rules and regulations, some information and footnote disclosures normally included in the financial statements prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted. These financial statements should be read together with the Company’s audited financial statements for the year ended December 31, 2020 and 2019 included in Lucid Group’s Registration Statement on Form S-1, filed with the SEC on August 2, 2021.

In management’s opinion, these unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2021, the results of operations for the three and six months ended June 30, 2021 and 2020, and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future interim or annual period.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair values of warrants, fair value of contingent forward contracts liability, fair values of common shares, accounting for income taxes, and share-based compensation expense, and estimated incremental borrowing rates for assessing operating and financing lease liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

Restricted cash in the other current assets is comprised primarily of customer reservation payments for electric vehicles and other escrow deposit for building of the Arizona plant. Restricted cash included in other non-current assets is primarily related to letters of credit issued to the landlord for the Company’s headquarter in Newark, California and retail locations, and escrow deposit required under the escrow agreement for the lease with Pinal county, Arizona, related to the Arizona plant.

The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):

	June 30, 2021	December 31, 2020	June 30, 2020
Cash	$557,938	$614,412	$293,896
Restricted cash included in other current assets	10,989	11,278	18,456
Restricted cash included in other noncurrent assets	23,278	14,728	8,200
Total cash and restricted cash	$592,205	$640,418	$320,552

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable primarily consists of current trade receivables from a single customer as of June 30, 2021 and December 31, 2020, and all of the Company’s revenue is from the same customer for the three and six months ended June 30, 2021 and 2020.

Other Significant Accounting Policies

As of June 30, 2021, there were no material changes in the other significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in Lucid Group’s Registration Statement on Form S-1 filed with SEC on August 2, 2021.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (“ASC 842”), Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to current lease accounting. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. This standard is effective for interim and annual periods beginning after December 15, 2018 for public business entities. Private companies are required to adopt the new leases standard for annual periods beginning after December 15, 2021 and interim periods in annual periods beginning after December 15, 2022. Early adoption is permitted for all entities. The Company adopted ASC 842 as of January 1, 2021 using the modified retrospective approach (“adoption of the new lease standard”). This approach allows entities to either apply the new lease standard to the beginning of the earliest period presented or only to the consolidated financial statements in the period of adoption without restating prior periods. The Company has elected to apply the new guidance at the date of adoption without restating prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. The finance lease classification under ASC 842 includes leases previously classified as capital leases under ASC 840.

The Company has lease agreements with lease and non-lease components and has elected not to utilize the practical expedient to account for lease and non-lease components together, rather the Company is accounting for the lease and non-lease components separately on the consolidated financial statements.

Operating lease assets are included within operating lease right-of-use (“ROU”) assets. Finance lease assets are included within property, plant and equipment, net. The corresponding operating lease liabilities and finance lease liabilities are included within other current liabilities and other long-term liabilities on the Company’s consolidated balance sheet as of June 30, 2021.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at the later of ASC 842 adoption date or lease commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used the Company’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

Adoption of the new lease standard on January 1, 2021 had a material impact on the Company’s interim unaudited consolidated financial statements. The most significant impacts related to the (i) recording of ROU asset of $94.2 million, and (ii) recording lease liability of $126.0 million, as of January 1, 2021 on the consolidated balance sheets. The Company also reclassified prepaid expenses of $0.2 million and deferred rent balance, including tenant improvement allowances, and other liability balances of $31.8 million relating to the Company’s existing lease arrangements as of December 31, 2020, into the ROU asset balance as of January 1, 2021. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s consolidated statement of operations and consolidated statement of cash flows.

The cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2021 for the adoption of the new lease standard was as follows (in thousands):

	Balances at December 31, 2020	Adjustments from Adoption of New Lease Standard	Balances at January 1, 2021
Assets
Prepaid expenses	$21,840	$(180)	$21,660
Property, plant and equipment, net	713,274	3,237	716,511
Operating lease right-of-use assets	—	90,932	90,932
Liabilities
Other current liabilities	151,753	8,030	159,783
Other long-term liabilities	38,905	86,152	125,057

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Topic 740, Income Taxes in order to reduce cost and complexity of its application. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. For nonpublic entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2021. The adoption of this ASU did not have an immediate impact to the consolidated financial statements and related disclosure.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements or notes thereto.

NOTE 3 – BALANCE SHEETS COMPONENTS

OTHER CURRENT AND LONG-TERM LIABILITIES

Other current liabilities and long-term liabilities as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30, 2021	December 31, 2020
Engineering, design, and testing	$42,674	$42,518
Construction of Arizona plant	12,227	43,115
Retail leasehold improvements	15,153	6,114
Professional services	5,399	9,083
Tooling	8,770	15,243
Payroll tax liability	32,728	—
Series B convertible preferred share repurchase liability	—	3,000
Short-term insurance financing note	8,204	980
Operating lease liabilities, current portion	11,620	—
Other liabilities	22,274	31,700
Total other current liabilities	$159,049	$151,753

As of June 30, 2021, the Company accrued a non-income tax liability of $32.7 million as other liabilities primarily related to payroll tax associated with certain compensation related events. The Company also recorded a $27.4 million receivable from employees related to this non-income tax liability as other receivables on the condensed consolidated balance sheets as of June 30, 2021.

In April 2021, the Company financed an insurance premium of $11.0 million with a bank related to three commercial insurance policies. All three insurance policies have a one year term. The Company made a down payment for the insurance premium finance note of $0.9 million, and the total interest was $0.1 million, representing an annual interest of 2.65%. The Company will make 11 monthly installments of $0.9 million for principal and interest from May 2021 to March 2022. The Company recorded the total insurance premium of $11.0 million as prepaid insurance and is amortizing it on a straight-line basis over the insurance term of one year. The Company made $2.7 million of principal payments and $24.2 thousand of interest payments on the short-term insurance financing note during the three and six months ended June 30, 2021. The remaining principal balance of $8.2 million is recorded as part of the Company’s other current liabilities as of June 30, 2021.

	June 30, 2021	December 31, 2020
Deferred rent	$—	$28,881
Customer deposits	11,908	8,028
Capital lease liabilities	—	1,996
Operating leases liabilities, net of current portion	152,639	—
Total other long-term liabilities	$164,547	$38,905

PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30, 2021	December 31, 2020
Land and land improvements	$1,050	$1,050
Building and improvements	189,466	—
Machinery	35,847	28,830
Computer equipment and software	20,755	15,716
Leasehold improvements	72,521	47,187
Furniture and fixtures	7,256	4,503
Capital leases	—	3,908
Finance leases	7,674	—
Construction in progress	588,057	636,851
Total property, plant, and equipment	922,626	738,045
Less accumulated depreciation and amortization	(34,852)	(24,771)
Property, plant, and equipment — net	$887,774	$713,274

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Tooling	$277,512	$203,241
Construction of Arizona plant	4,701	171,532
Leasehold improvements	59,478	50,790
Machinery and equipment	246,366	211,288
Total construction in progress	$588,057	$636,851

Depreciation and amortization expense for the three months ended June 30, 2021 and 2020, was approximately $6.8 million and $1.8 million, respectively, and for the six months ended June 30, 2021 and 2020, was approximately $11.7 million and $3.3 million, respectively.

NOTE 4 - FAIR VALUE MEASUREMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standard established a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs might result in a significantly higher or lower measurement.

Level 1 investments consist solely of short-term and long-term restricted cash valued at amortized cost that approximates fair value. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred share warrant liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 5 “Contingent Forward Contracts” and Note 6 “Convertible Preferred Share Warrant Liability”.

The following table sets forth the Company’s financial assets subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of June 30, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment—
Certificates of deposit	$—	$505	$—	$505
Restricted cash	34,267	—	—	34,267
Total assets	$34,267	$505	$—	$34,772

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment—
Certificates of deposit	$—	$505	$—	$505

Restricted cash	26,006	—	—	26,006
Total assets	$26,006	$505	$—	$26,511

Liabilities:
Convertible preferred share warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

A reconciliation of the contingent forward contract liability measured and recorded at fair value on a recurring basis is as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Fair value-beginning of period	$—	$30,844
Issuance	2,167,332	—
Change in fair value	454,546	8,719
Settlement	(2,621,878)	(39,563)
Fair value-end of period	$—	$—

A reconciliation of the convertible preferred share warrant liabilities measured and recorded at fair value on a recurring basis is as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Fair value-beginning of period	$2,960	$1,755
Change in fair value	6,976	114
Settlement	(9,936)	—
Fair value-end of period	$—	$1,869

NOTE 5 - CONTINGENT FORWARD CONTRACTS

In September 2018, the Company entered into a Securities Purchase Agreement with PIF. Along with the execution of the Securities Purchase Agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred shares in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018.

In March 2020, the Company received $200.0 million in exchange for 31,201,245 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contract liability into Series D convertible preferred shares. In June 2020, upon satisfaction of the second set of milestones (refer to Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”), the Company received the remaining $200.0 million in exchange for 31,201,256 shares of Series D convertible preferred shares as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $39.6 million and reclassified the liability into Series D convertible preferred shares. The Series D contingent forward contract liability incurred a total fair value loss of $3.2 million and $8.7 million during the three and six months ended June 30, 2020. Since the Series D contingent forward contract liability was fully settled in June 2020, there was no related outstanding contingent forward contract liability as of June 30, 2020.

As discussed in Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million for the issuance of Series E convertible preferred shares. Upon settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred shares. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 Series E convertible preferred share at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 8,977,769 shares of Series E convertible preferred shares on a pro rata basis at $7.90 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $7.90 per share, a number of Series E Preferred Shares to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchaser”) and Ayar. Refer to Note 7 “Convertible Preferred Share and Shareholders’ Deficit”.

In April 2021, the Company issued 25,306,130 Series E convertible preferred shares from the fourth closing at $7.90 per share for cash consideration of $200.0 million. The Company received $107.1 million of the total issuance proceeds in March 2021 and the remaining $92.9 million in April 2021 (refer to Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”).

The Company determined the right to participate in future Series E convertible preferred share financing to be a freestanding financial instrument similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $1.4 billion and $722.4 million for the third closing and fourth closing, respectively, as contingent forward contract liabilities. Since the contingent forward contract liability related to the third closing was fully settled in the same month following the execution of the amendment, the Company recorded no related fair value remeasurements in the consolidated statements of operations.

The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred shares issued from the fourth closing included 1,147,577 shares to the Company’s management and 627,347 shares to members of the Board of Directors. The total issuance to the Company’s management includes 202,449 shares offered to the CEO in April 2021. The offer to employees in the fourth closing to participate in future Series E convertible preferred shares financing represent a fully vested, equity classified award. The award’s full fair value on each recipient’s grant date was recorded as share-based compensation, and the related contingent forward contract liability was derecognized. The Company revalued the contingent forward contract liability for the remaining participants and recorded $12.4 million and $454.5 million fair value remeasurement loss related to the contingent forward contract liability for the three and six months ended June 30, 2021, respectively. Final fair value of the contingent forward contract liability of $1.2 billion was reclassified into Series E convertible preferred shares upon the fourth closing in April 2021. There was no related outstanding contingent forward contract liability as of June 30, 2021.

The fair value of the Series E convertible preferred share contingent forward contract liability for the third closing was determined using Forward Payoff. The Company’s inputs used in determining the fair value on the issuance date and settlement date, were as follows:

Stock Price	$36.45
Volatility	100%
Expected term	0.01 Years
Risk-free rate	0.03%

The fair value of the Series E convertible preferred share contingent forward contract liability for the fourth closing was determined using Forward and an Option Payoff. The Company’s inputs used in determining the fair value on the issuance date were as follows:

Fair value of Series E convertible preferred share	$36.45
Volatility	100%
Expected term	0.11 Years
Risk-free rate	0.03%

The fair value of the Series E convertible preferred share contingent forward contract liability for the fourth closing on closing date was determined as the difference between the Series E convertible preferred shares fair value and the purchase price. The Company estimated the fair value of each of the Series E convertible preferred shares on the settlement date by taking the closing price of CCIV’s Class A common stock on April 1, 2021 of $23.78 multiplied by the expected exchange ratio, and adjusting down by 5% discount for lack of marketability.

NOTE 6 - CONVERTIBLE PREFERRED SHARE WARRANT LIABILITY

In March and September 2017, in connection with the Long-Term Debt to Trinity, the Company issued two convertible preferred share warrants (the “Warrants”) to purchase a total of 585,022 shares of Series D convertible preferred shares, with an exercise price of $5.128 per share. The Warrants are exercisable for 10 years from the date of issuance and expire in 2027 or earlier upon the consummation of an initial public offering (“IPO”). The Company determined that these Warrants met the requirements for liability classification under ASC 480, Distinguishing Liabilities from Equity, due to the Warrants holders having a put-right and the Company having an obligation to settle the Warrants by transferring cash.

The fair value of the Warrants was approximately $0.4 million and $0.2 million at the time of issuance in March and September 2017, respectively, calculated using a Monte-Carlo simulation method under the income approach. The Warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, 585,022 shares of the Warrants were outstanding with a fair value of $5.06 per share, and aggregate fair value of $3.0 million.

The Company’s assumptions used in determining the fair value of convertible preferred share warrants on December 31, 2020 are as follows:

December 31, 2020
Volatility	50.00%
Expected term (in years)	0.5 - 1.5
Risk-free rate	0.09 – 0.12%
Expected dividend rate	0.00%

In February 2021, all the outstanding warrants were settled in its entirety at an exercise price of $5.13 per share for an aggregate purchase price of $3.0 million. Upon final settlement, the Company converted the warrant into $12.9 million Series D convertible preferred shares, and recorded $7.0 million loss related to fair value remeasurements of the warrants in the consolidated statements of operations for the six months ended June 30, 2021. The Company recorded $0.1 million loss related to fair value remeasurements of the warrants for the three and six months ended June 30, 2020.

The fair value of the Series D preferred shares that was converted from warrant liability at settlement was estimated using the PWERM framework and considered the same three scenarios and probability for each of the three scenarios used to value our common shares: OPM scenario (20%), as-converted SPAC scenario (70%), and as-converted IPO scenario (10%). Under the OPM scenario, the fair value of Series D convertible preferred shares is a direct output of the model used for the equity valuation of the Company and reflects the present value. Under the as-converted SPAC scenario, the present value of the Series D convertible preferred shares is estimated using the pre-money equity value. Under the as-converted IPO scenario, the Company applies the market-based approach and determines the fair value based on the average revenue multiples derived from our peer group.

NOTE 7 – CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Convertible Preferred Shares

Convertible preferred shares are carried at its issuance price, net of issuance costs.

In 2014 through June 30, 2021, the Company issued Series A, Series B, Series C, and Series D and Series E convertible preferred shares (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Shares”).

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred shares. From September 2018 to December 31, 2019, the Company repurchased in aggregate 4,285,715 shares of Series C convertible preferred shares with $60.0 million at a per share price of $14.00 from the first and second Company repurchase.

Third Company Repurchase (Series C – August 2020)

In August 2020, the Company entered into a Share Repurchase Agreement with the Sellers. Pursuant to the Share Repurchase Agreement, the Company agreed to repurchase 3,652,265 shares of Series C convertible preferred shares owned by the Sellers in August 2020 at a price of $2.70 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred shares is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under shareholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C shares repurchased.

Fourth Company Repurchase (Series C - December 2020)

In December 2020, the Company entered into a Share Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 700,000 Series C convertible preferred shares from Blitz at a price of $3.20 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $6.41 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B - December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 1,333,333 Series B convertible preferred shares having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred shares and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred shares. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred shares subject to repurchase are mandatorily redeemable within 45 days of the agreement and accordingly have been reclassified to other accrued liabilities on the consolidated balance sheets.

Series D Preferred Share Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible shares at various tranches. The first tranche of $200.0 million is issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 5 – Contingent Forward Contracts). The second and third tranches of $400.0 million each are issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 141,746,324 shares of Series D convertible preferred shares at a price of $6.15 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 31,201,245 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 31,201,256 shares of Series D convertible preferred shares.

See activities related to the PIF Convertible Notes and Series D convertible preferred share funding as below (in thousands):

Conversion of Convertible Notes	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series D received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,564
Conversion of preferred stock warrant to Series D in February 2021	3,000
Reclassification of preferred stock warrant liability to Series D in February 2021	9,936
Total proceeds of Series D	$1,324,485

Series E convertible preferred share Issuance

In September 2020 the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred shares pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $7.90 per share of Series E convertible preferred shares. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 63,265,327 Series E convertible preferred shares as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 50,612,262 shares as the final issuance of Series E convertible preferred shares related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred shares on the Company’s consolidated balance sheets as of December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 shares of Series E convertible preferred shares at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 8,977,769 shares of Series E convertible preferred share on a pro rata basis at $7.90 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $7.90 per share, a number of Series E Preferred Shares to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”). The aggregate number of Series E Preferred Shares sold at the third closing and fourth closing will not exceed 75.9 million shares (“Extension Amount”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

In April 2021, the Company issued 25,306,130 Series E convertible preferred shares from the fourth closing at $7.90 per share for cash consideration of $200.0 million. The Company received $107.1 million of the entire cash consideration in March 2021, and the remaining $92.9 million in April 2021. The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred shares issued from the fourth closing included 1,147,577 shares to the Company’s management and 627,347 shares to members of the Board of Directors. The total issuance to the Company’s management includes 202,449 shares offered to the CEO in April 2021. The offer to employees to participate in a future Series E convertible preferred share financing represented a fully vested, equity classified award. The excess of the award’s fair value over the purchase price of $20.7 million and $123.6 million on each recipient’s grant date during the three months and six months ended June 30, 2021 was recorded as share-based compensation.

Along with the execution of Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred shares to 498,017,734 and 437,182,072 shares, respectively.

As of June 30, 2021 and December 31, 2020, the Company had the following convertible preferred shares, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

As of June 30, 2021
Convertible Preferred Shares	Shares Authorized	Shares Outstanding	Net Carrying Value	Conversion Per Share to Common Shares	Liquidation Per Share Amount	Liquidation Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B	8,000,000	8,000,000	23,740	3.00	3.00	24,000
Series C	22,532,244	22,532,244	137,475	6.41	6.41	144,432
Series D	204,733,847	204,733,847	1,324,485	6.15	9.62	1,969,540
Series E	189,795,981	189,795,981	4,339,160	7.90	11.85	2,249,082
Total	437,182,072	437,182,072	$5,836,785			$4,399,174

As of December 31, 2020
Convertible Preferred Shares	Shares Authorized	Shares Outstanding	Net Carrying Value	Conversion Per Share to Common Shares	Liquidation Per Share Amount	Liquidation Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B*	9,333,333	9,333,333	23,740	3.00	3.00	28,000
Series C	31,170,225	22,532,244	137,475	6.41	6.41	144,432
Series D	234,009,360	204,148,825	1,311,548	6.15	9.62	1,963,912
Series E	113,877,589	113,877,589	1,009,388	7.90	11.85	1,349,449
Total	400,510,507	362,011,991	$2,494,076			$3,497,913

*As of December 31, 2020, 1,333,333 Series B convertible preferred shares at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.

The significant rights and preferences of the outstanding convertible preferred shares are as follows:

Dividends—Holders of Series A, Series B, and Series C are entitled to receive noncumulative dividends at an annual rate of $0.08, $0.24, $0.5128 per share, respectively. Holders of Series D and Series E are entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Share Split Change) per annum on each outstanding share of Series D and Series E. Such dividends shall be payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends shall be paid on any common or convertible preferred shares until such dividends on Series A, Series B, Series C, Series D and Series E have been paid or declared by the Board of Directors. As of June 30, 2021 and December 31, 2020, no dividends have been declared.

Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment shall be made to holders of common shares, each holder of convertible preferred shares then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series E, Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the convertible preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the convertible preferred shares shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the Series E and Series D convertible preferred shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common shares pro rata based on the number of the common shares held by each member.

Voting Rights—The holders of Series A, Series B, Series C, Series D and Series E convertible preferred shares are entitled to the number of votes equal to the number of Common shares into which such convertible preferred shares are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred shares and the holders of common shares shall vote together and not as separate classes.

Conversion—Each Series A, Series B, Series C, Series D and Series E convertible preferred shares is convertible, at the option of the holder, into one fully paid nonassessable common shares. The conversion formula is adjusted for such events as dilutive issuances, share splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred shares shall automatically convert into one share of common shares at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred shares, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which reflects a pre-offering market capitalization in excess of $2.5 billion and which results in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).

Antidilution Adjustment—Subject to certain exceptions, if the Company issues additional common shares without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred shares in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred shares in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of convertible preferred shares shall be determined by multiplying the conversion price for such series of convertible preferred shares then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.

Common Shares

No dividends other than those payable solely in common shares shall be paid on any common share, unless and until (i) the dividends are paid on each outstanding share of convertible preferred share and (ii) a dividend is paid with respect to all outstanding convertible preferred shares in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each convertible preferred share, if immediately prior to such payment on common shares, it had been converted into common shares.

Common Share Reserved for Issuance

The Company’s common shares reserved for future issuances as of June 30, 2021 and December 31, 2020, are as follows:

	June 30, 2021	December 31, 2020
Convertible preferred shares outstanding	437,182,072	362,011,991
Share options outstanding	26,099,336	26,730,453
Restricted stock unit outstanding	15,763,598	—
Convertible preferred share warrant	—	585,022
Shares available for future grants	4,469,725	3,981,178
Total common shares reserved	483,514,731	393,308,644

NOTE 8 – SHARES-BASED AWARDS

Share Incentive Plans and Share Option Grants to Employees and Directors

In 2009, the Company adopted the 2009 Share Plan (the “2009 Plan”). In 2014, in connection with the Series C convertible preferred share financing, the Company adopted the 2014 Share Plan (the “2014 Plan”). Both the 2009 Plan and the 2014 Plan provide for the granting of incentive and non-statutory share options to directors, officers, employees, and consultants. Under the 2009 Plan and the 2014 Plan, the Company may grant options to purchase up to 5,000,000 and 31,884,190 common shares, respectively, at prices not less than the fair market value (FMV) at the date of grant, with limited exceptions. These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive share options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years.

In January 2021, the Company’s Board of Directors approved the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan replaced the 2009 Plan and 2014 Plan. 3,981,178 shares reserved for future issuance under 2009 Plan and 2014 Plan were removed and added to share reserve under the 2021 Plan. If outstanding share awards issued under the 2009 Plan and 2014 Plan 1) expire or terminate for any reason prior to exercise or settlement, 2) are forfeited, canceled or otherwise returned to the Company because of the failure to meet vesting conditions, or 3) are reacquired, withheld to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a share award (collectively, the “Returning Shares”), will be added back to the 2021 Plan. The 2021 Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory share options, restricted shares, Restricted Stock Units (RSU), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants and its parent and subsidiary corporations’ employees and consultants. The 2021 Plan became effective in January 2021. 16,616,225 shares were authorized to issue under the 2021 Plan. In January 2021, the Company also increased the number of shares reserved for issuance under the 2014 Share Plan by 2,033,333 shares which was transferred to the 2021 Plan.

As of June 30, 2021, 4,469,725 shares were remaining under the 2021 Plan. No shares were remaining under the 2009 Plan and 2014 Plan for future grant. As of December 31, 2020, nil and 3,981,178 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant.

A summary of share option activity under the 2009 Plan, the 2014 Plan, and the 2021 Plan is as follows:

	Outstanding Options
	Number of Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Intrinsic Value (in thousands)
Balance—December 31, 2020	26,730,453	$2.21	$7.8	$118,155
Options granted	3,177,756	7.51
Options exercised	(3,028,530)	1.74
Options canceled	(780,343)	3.13
Balance—June 30, 2021	26,099,336	$1.80	$8.5	$2,491,171
Options vested and exercisable June 30, 2021	14,842,155	$1.88	$6.6	$883,724

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of common shares. The aggregate intrinsic value of options exercised was approximately $102.5 million for the six months ended June 30, 2021, and $0.7 million for the six months ended June 30, 2020.

The total fair value of share options granted during the six months ended June 30, 2021 and 2020, was approximately $23.9 million and $10.1 million, respectively, which is being recognized over the respective vesting periods. The total fair value of share options vested during the six months ended June 30, 2021 and 2020, was approximately $3.1 million and $1.8 million, respectively. The unamortized share-based compensation for the six months ended June 30, 2021 was approximately $817.2 million, and weighted average remaining amortization period as of June 30, 2021 was 3.9 years.

The Black-Scholes Model used to value share options incorporates the following assumptions:

Volatility—The expected share price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common shares.

Risk-Free Interest Rate—The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes over the expected option term.

Expected Life—The expected term of options granted to employees represents the period that the share-based awards are expected to be outstanding. The Company utilizes historical data when establishing the expected term assumptions. For options granted with an extended exercise term, refer to the below section for details.

Dividend Yield—The expected dividend yield assumption of zero is based on our current expectations about our anticipated dividend policy over the expected option term, and an estimate of expected forfeiture rates. Over the course of the Company’s history, it has not declared or paid any dividends to shareholders.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, such as the expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of share options granted to employees and directors that are subject to ASC 718, Compensation—Stock Compensation, requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

A summary of the assumptions the Company utilized to record compensation expense for share options granted during the three and six months ended June 30, 2021 and 2020, is as follows:

	Six Months Ended June 30,
	2021	2020
Weighted average volatility	41.9%	42.7%
Expected term (in years)	5.9	6.0
Risk-free interest rate	0.6%	1.1%
Expected dividends	—	—

A summary of RSU award activity under the 2021 Plan is as follow:

	Restricted Stock Units
	Time-Based Shares	Performance-Based Shares	Total Shares	Weighted-Average Grant-Date Fair Value
Nonvested balance as of December 31, 2020	—	—	—	$—
Granted	9,729,078	6,060,670	15,789,748	50.71
Cancelled/Forfeited	(26,150)	—	(26,150)	56.06
Nonvested balance as of June 30, 2021	9,702,928	6,060,670	15,763,598	$50.70

Time-based RSUs vest based on a performance condition and a service condition. The performance condition will be satisfied upon the Closing of the merger with CCIV, and service condition will be met generally over 4.0 years. The Company granted 5,232,507 shares of the time-based RSUs to the CEO. Subject to the CEO’s continued employment on each vesting date, the CEO’s time-based RSUs will vest in sixteen equal quarterly installments beginning on the first Vesting date that is at least two months following the Closing.

The service condition for 25% of the Company’s non-CEO RSUs will be satisfied 375 days after the Closing. The remaining RSUs will be satisfied in equal quarterly installments thereafter, subject to continuous employment. The fair value of these award is estimated on the date of grant based on the market price of the CCIV’s stock times the actual exchange ratio on the Closing, discounted for lack of marketability.

All performance-based RSUs are granted to the CEO. The CEO performance RSUs will vest subject to the performance and market conditions. The performance condition will be satisfied upon the Closing of the merger. The market conditions will be satisfied and vest in five tranches based on the achievement of market capitalization goals applicable to each tranche over any six-month period subject to the CEO’s continued employment through the applicable vesting date. Any CEO performance RSUs that have not vested within five years after the Closing of the merger will be forfeited. The fair value of these award is estimated on the grant date using Monte Carlo simulation model, and used the following assumptions for the six months ended June 30, 2021:

Six Months Ended June 30, 2021
Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

The Company recognizes compensation expense on a graded vesting schedule over the requisite vesting period for the time-based award. Stock-based compensation expense is recognized when the relevant performance condition is considered probable of achievement for the performance-based award. For the six months ended June 30, 2021, no compensation expense was recognized as the different vesting conditions were not met, and the performance condition cannot be deemed probable until the Closing occurs.

Total employee and nonemployee share-based compensation expense, including that related to the extended exercise terms for senior management and consultants for the three and six months ended June 30, 2021 and 2020, is classified in the consolidated statements of operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Research and development	$13,539	$552	$26,703	$1,393
Selling, general and administrative	10,910	458	102,541	588
Total	$24,449	$1,010	$129,244	$1,981

Total share-based compensation expense for the three and six months periods includes the $20.7 million and $123.6 million share-based compensation expense, respectively, related to the Series E convertible preferred shares issuance in March 2021 and April 2021. Refer to Note 5 “Contingent Forward Contracts” and Note 7 “Convertible Preferred Shares and Shareholders Deficit” for further detail.

NOTE 9 – LEASES

The Company has entered into various non-cancellable operating and finance lease agreements for certain of the Company’s offices, manufacturing and warehouse facilities, retail and service locations, equipment, vehicles, and solar energy systems, worldwide. The Company has determined if an arrangement is a lease, or contains a lease, at inception and record the leases in the Company’s financial statements upon later of ASC 820 adoption date of January 1, 2021, or lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. Certain operating leases provide for annual increases to lease payments based on an index or rate. The Company estimates the annual increase in lease payments based on the index or rate at the lease commencement date, for both the Company’s historical leases and for new leases commencing after January 1, 2021. Differences between the estimated lease payment and actual payment are expensed as incurred. Lease expense for finance lease payments is recognized as amortization expense of the finance lease ROU asset and interest expense on the finance lease liability over the lease term.

The balances for the operating and finance leases where the Company is the lessee are presented as follows within the Company’s consolidated balance sheet (in thousands):

As of June 30, 2021
Operating leases:
Operating lease right-of-use assets	$126,655

Other current liabilities	$11,620
Other long-term liabilities	152,639
Total operating lease liabilities	$164,259

Finance leases:
Property, plant and equipment, net	6,442
Total finance lease assets	$6,442

Finance lease liabilities, current portion	$2,572
Finance lease liabilities, net of current portion	3,963
Total finance lease liabilities	$6,535

The components of lease expense are as follows within the Company’s consolidated statement of operations (in thousands):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating lease expense:
Operating lease expense (1)	$7,219	$13,522
Variable lease expense	579	1,159

Finance lease expense:
Amortization of leased assets	$637	$1,232
Interest on lease liabilities	104	213
Total finance lease expense	$741	$1,445
Total lease expense	$8,539	$16,126

(1)	Includes short-term leases, which are immaterial.

Other information related to leases where the Company is the lessee is as follows:

As of June 30, 2021
Weighted-average remaining lease term (in years):
Operating leases	8.2
Finance leases	2.5

Weighted-average discount rate:
Operating leases	11.03%
Finance leases	6.65%

Supplemental cash flow information related to leases where the Company is the lessee is as follows (in thousands):

Six Months Ended June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,742
Operating cash flows from finance leases (interest payments)	213
Financing cash flows from finance leases	1,364
Leased assets obtained in exchange for new operating lease liabilities	43,780
Leased assets obtained in exchange for new finance lease liabilities	4,437

As of June 30, 2021, the maturities of the Company’s operating and finance lease liabilities (excluding short-term leases) are as follows (in thousands):

	Operating Leases	Finance Leases
Six months ending June 30, 2021	$14,825	$1,496
2022	31,431	2,810
2023	30,577	2,457
2024	30,822	318
2025	29,778	—
Thereafter	121,109	—
Total minimum lease payments	258,542	7,081
Less: Interest	(94,283)	(546)
Present value of lease obligations	164,259	6,535
Less: Current portion	11,620	2,572
Long-term portion of lease obligations	$152,639	$3,963

As previously reported in the Company’s audited financial statements for the year ended December 31, 2020 and under legacy lease accounting (ASC 840), future minimum lease payments under non-cancellable leases as of December 31, 2020 are as follows (in thousands):

	Operating Leases	Finance Leases
2021	$25,490	$1,729
2022	28,837	1,547
2023	27,633	1,174
2024	28,207	9
2025	27,474	—
Thereafter	116,155	—
Total minimum lease payments	$253,796	4,459
Less: Interest		(1,202)
Present value of lease obligations		3,257
Less: Current portion		(1,261)
Long-term portion of lease obligations		1,996

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Contractual Obligations

As of June 30, 2021, and December 31, 2020, the Company had $79.2 million and $406.1 million in commitments related to the Arizona manufacturing plant and equipment. This represents future expected payments on open purchase orders entered as of June 30, 2021, and December 31, 2020.

The Company entered into non-cancellable purchase commitment to purchase battery cells over the next 3 years with various vendors. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of June 30, 2021 is set as follows (in thousands):

Years ended December 31,	Minimum Purchase Commitment
2021 (remainder of the year)	$104,370
2022	202,400
2023	202,400
Total	$509,170

In recognition of the CEO’s efforts on the contemplated merger, the board of directors approved a $2 million transaction bonus payable to the CEO, subject to: (1) the Closing of the merger, (ii) the CEO’s continued employment through the closing date and (iii) the CEO’s not giving notice of his intent to resign on or before the closing date. The transaction bonus was paid to the CEO on the first regularly scheduled payroll date after the Closing.

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company. However, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. There is no material pending or threatened litigation against the Company that remains outstanding as of June 30, 2021.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to letters of credit and surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $24.6 million and $15.5 million as of June 30, 2021 and December 31, 2020, respectively, for which no liabilities are recorded on the consolidated balance sheets.

NOTE 11 - INCOME TAXES

The Company's provision from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period.

The Company's quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company does business, and tax law developments. The Company's estimated effective tax rate for the year differs from the U.S. statutory rate of 21% because the entity is in a year-to-date and forecasted loss position; therefore, any taxes reported are due to foreign income taxes and state minimum taxes.

The Company recorded an income tax provision (benefit) of $0.0 million for the three and six months ended June 30, 2021, as compared to $(0.0) million and $(0.1) million for the same periods in the prior year. This resulted in an effective tax rate of (0.0)% for the three and six months ended June 30, 2021, and the same periods prior year. The change is primarily due to foreign income taxes, state income taxes, and a decrease in pre-tax income.

As of June 30, 2021, and December 31, 2020, the Company had unrecognized tax benefits of $65.4 million and $42.9 million, of which $2.6 million, if recognized for both periods, would favorably impact the Company's effective tax rate. The Company does not anticipate a material change in its unrecognized tax benefits in the next 12 months.

On June 29, 2020, the California governor signed into law the 2020 Budget Act, which temporarily suspends the utilization of net operating losses and limits the utilization of the research credit to $5.0 million annually for 2020, 2021 and 2022. The Company is continuing to assess the 2020 Budget Act, but currently does not expect any material impact to the condensed consolidated financial statements.

NOTE 12 – NET LOSS PER SHARE

Basic and diluted net loss per share are calculated as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(261,726)	$(117,285)	$(1,009,678)	$(246,868)
Deemed dividend related to the issuance of Series E convertible preferred shares	—	—	(2,167,332)	—
Net loss attributable to common shareholders	$(261,726)	$(117,285)	$(3,177,010)	$(246,868)

Weighted-average shares outstanding—basic and diluted	13,728,639	8,319,168	13,042,653	8,117,746

Net loss per share:
Basic and diluted	$(19.06)	$(14.10)	$(243.59)	$(30.41)

The following table sets forth the potential shares of common share as of the end of each period presented that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive:

	As of June 30,
	2021	2020
Convertible preferred shares outstanding	437,182,072	252,486,667
Share options outstanding	26,099,336	22,729,435
Restricted share unit outstanding	15,763,598	—
Convertible preferred share warrant	—	585,022
Total	479,045,006	275,801,124

NOTE 13 – EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan for the six months ended June 30, 2021 and 2020.

NOTE 14 - SUBSEQUENT EVENTS

In connection with the preparation of the financial statements for the three and six months ended June 30, 2021, the Company has evaluated subsequent events for both conditions existing and not existing on June 30, 2021, and concluded there were no subsequent events to recognize in the financial statements.

On February 22, 2021, CCIV announced that it had entered into a definitive agreement for a merger (the “Merger Agreement”) that would result in the Company becoming a wholly owned subsidiary of CCIV. Following the Closing, the Company would effectively comprise all of CCIV’s material operations.

On July 22, 2021, CCIV held a special meeting of stockholders to approve the Merger Agreement. Following the Closing on July 23, 2021 CCIV has changed its name to Lucid Group, Inc. and its Class A common stock, par value $0.0001 per share (“Common Stock”), and warrants began trading on The Nasdaq Stock Market LLC under the symbols “LCID” and “LCIDW,” respectively.

Immediately prior to the Closing, all of Lucid's preferred shares (the “Lucid Preferred Shares”) then issued and outstanding were converted into Lucid's common shares, par value $0.0001 per share (the “Lucid Common Shares”) in accordance with the terms of Lucid Group’s Memorandum and Articles of Association, such that each converted Lucid Preferred Share was no longer outstanding and ceased to exist, and each holder thereof thereafter ceased to have any rights with respect to such securities. At the date and time that the business combination became effective, each Lucid Common Share then issued and outstanding was automatically cancelled and the holders of Lucid Common Shares received 2.644 shares of Common Stock in exchange for each Lucid Common Share they held at such time, based on the Equity Value (as defined in the Merger Agreement) of $12.3 billion. The Equity Value equals (a) $11.8 billion plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing. The holders of the Lucid Common Shares were issued 1,193,226,511 shares of Common Stock at the Closing.

Subsequent to June 30, 2021, the Company entered into new retail lease agreements for various locations. The leases commenced in and after July 2021 and will expire on or before June 2031. Under the lease agreements, the Company will pay base rent from $0.1 million to $0.5 million annually.